Exhibit (J) (1)





Loan Application for Koger Equity, Inc.

Application is hereby made to The Northwestern Mutual Life Insurance Company ("Lender") for a mortgage loan (the "Loan") to be made to Koger Equity, Inc. ("Borrower"), a Florida Corporation, to be secured by a satisfactory first lien on the Property with terms and conditions as set forth in this application.

The security is to be ten (10) office parks consisting of land (the "Land") and buildings listed in the attached Exhibit A, including landscaping, paved walkways, driveways and parking adequate to comply with applicable law, but in any event not less than the number of cars per 1000 square feet as shown for each Park, as defined below, on Exhibit A (the "Improvements"). The Land and the Improvements constitute the "Property." Each portion of the Property comprising an office park is herein referred to individually as a "Park" and collectively as the "Parks." The buildings are herein referred to individually as a "Building" and collectively as the "Buildings."

                                      TERMS

                                        Aggregate Loan Amount:     $190,000,000

                  Amortization:             25 Years

                  Interest Rate:               Tranche A:        8.25%
                                            Tranche B:           8.33%

                  Earnest Money Deposit:    $5,700,000

                  Monthly Constant:            Tranche A:        0.007885
                                               Tranche B:        0.007938





Loan Structure: The aggregate Loan shall evidenced by two or more notes secured by one master mortgage. Tranche A, in the amount of $100,500,000 shall have a maturity of 10 years and Tranche B, in the amount of $89,500,000 shall have a maturity of 12 years. Upon payment of Tranche A, the Parks identified as "Pool A Parks" in Exhibit A, and any Parks substituted in place of any of the Pool A Parks, shall be released from the lien of the master mortgage. Nothing contained herein is intended to constitute an allocation of security for purposes of



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Lender's  remedies  and  Borrower  agrees  that,  until the  release of security pursuant to the terms hereof, all of the Property secures both Tranche A and Tranche B.



                                   CONDITIONS

         1. Required Payments (30): Interest only on the amount advanced shall be payable on the first day of the month following the date on which the Loan proceeds are advanced. On the first day of the following month and on the first day of each month thereafter until maturity, monthly interest and principal payments shall be payable.

All payments on each Tranche shall be applied first in payment of interest, calculated monthly on the unpaid principal balance of such Tranche, and the remainder in payment of principal on such Tranche. In any event, the entire unpaid principal balance of each Tranche plus accrued interest thereon shall be due and payable no later than the applicable maturity date of such Tranche.

         2. Prepayment in Full (104): Borrower shall have the right, upon thirty
(30) days written notice, beginning January 1, 2000, of paying either or both of Tranche A and Tranche B in full with a prepayment fee (the "Prepayment Fee"). Upon payment in full of Tranche A, all of the Pool A Parks will be released from the lien of the master mortgage and, upon payment in full of Tranche B, all of the Pool B Parks will be released from the lien of the master mortgage. The Prepayment Fee represents consideration to Lender for loss of yield and reinvestment costs. Except as otherwise provided in this Condition 2, the Prepayment Fee shall be the greater of (a) Yield Maintenance or one percent (1%) of the outstanding principal balance of the Tranche or Tranches being so repaid; provided, however, that, subject to the provisions relating to the Second Partial Prepayment set forth below, during the three (3) month period prior to maturity of either Tranche, the Prepayment Fee for that Tranche shall be Yield Maintenance.



"Yield Maintenance" means the amount, if any, by which

(i) the present value of the Then Remaining Payments for the Tranche or Tranches being repaid calculated by using a periodic discount rate (corresponding to the payment frequency on such Tranche(s)) which, when compounded for such number of payment periods in a year, equals the sum of five-tenths of one percent (.5%) and the per annum effective yield of the Most Recently Auctioned United States Treasury Obligation having a maturity date or dates equal to the maturity date(s) of the Tranche or Tranches being repaid (or, if there is no such equal maturity date, then the linearly interpolated per annum effective yield of the two Most Recently Auctioned United States Treasury Obligations having maturity dates most nearly equivalent to the maturity date of the Tranche or Tranches being repaid) as reported in the Wall Street Journal five (5) business days preceding the prepayment date; exceeds



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(ii)     the  outstanding  principal  balance of the Tranche or  Tranches  being repaid (exclusive of all accrued interest).


If such United States Treasury obligation yields shall not be reported as of such time or the yields as of such time shall not be ascertainable, then the periodic discount rate shall be equal to the sum five- tenths of one percent (
 .5%) and the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported, as of five (5) business days preceding the prepayment date, in Federal Reserve Statistical Release H.15
(519) (or any comparable successor publication) for actively traded United States Treasury obligations having a constant maturity most nearly equivalent to the maturity date of the Tranche or Tranches being repaid.

"Then Remaining Payments" means payments in respect of the Tranche or Tranches being repaid in such amounts and at such times as would have been payable subsequent to the date of such prepayment in accordance with the terms of the Condition hereof entitled Required Payments.

"Most Recently Auctioned United States Treasury Obligations" means the U.S. Treasury bonds, notes and bills with maturities of 30 years, 10 years, 5 years, 3 years, 2 years and 1 year which, as of the date the prepayment fee is calculated, were most recently auctioned by the United States Treasury.

The Prepayment Fee shall also be payable in the event of prepayment after default and acceleration of the Loan. If such prepayment occurs prior to January 1, 2000 and results from a default and acceleration of the Loan, the Prepayment Fee shall be the greater of (a) Yield Maintenance, or (b) 6% of the outstanding principal balance of the Loan.

Notwithstanding the above and provided the Loan is not in default, beginning twenty-four (24) months but no later than twelve (12) months prior to the maturity date of each Tranche, up to 25% of the outstanding principal balance of such Tranche ("First Partial Prepayment") may be prepaid with a Prepayment Fee of Modified Yield Maintenance, computed as described in the next sentence. Modified Yield Maintenance will be computed the same as Yield Maintenance above, except the maturity date of the Tranche used in the calculation will be adjusted to one year prior to the actual maturity date of such Tranche. During the last twelve (12) months prior to the maturity of a Tranche, up to fifty percent (50%) of the outstanding principal balance of such Tranche (or, if a First Partial Prepayment was made on such Tranche, the outstanding principal balance immediately preceding such First Partial Prepayment less an amount equal to the principal amortization of such Tranche since but not including the First Partial Prepayment), less any amount prepaid in a First Partial Prepayment with respect to such Tranche, may be prepaid in full without a Prepayment Fee ("Second Partial Prepayment"). Borrower shall be permitted one First Partial Prepayment and one Second Partial Prepayment for each Tranche. Following the Second Partial Prepayment with respect to a Tranche, the Lender will release a portion of the Security as described under the Condition hereof entitled Release of Security.

         3. Release of Security: If Borrower has prepaid fifty percent (50%) of the principal of a Tranche as permitted pursuant to the First Partial Prepayment



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and/or the Second Partial Prepayment and upon Borrower's written request, Lender will release its lien on the Parks (Pool A Parks in the case on Tranche A and Pool B Parks in the case of Tranche B) designated by Borrower provided:

(i)      the Loan is not in default;


(ii)     no other security in such Pool has been released;


(iii) the remaining security in both Pools has a debt service coverage of not less than 1.4x for the aggregate Loan, and


(iv) the Valuation (for purposes of this Agreement, the term "Valuation" means the fair market value determined in accordance with Exhibit B) of the Parks being released, does not exceed 33-1/3% of the amount of the Valuation of all Parks in the respective Pool.


         4. Commitment Expiration Date (121): Time is of the essence of the Commitment (as defined in the Condition hereof entitled Contract). If the requirements set forth in the Commitment are not satisfied and the initial $175,900,000 ( or such lesser number determined under the provisions of this Condition and Condition 15 entitled Loan Closing and Advance of Loan Proceeds) is not advanced by one hundred eighty (180) days after the issuance of the Commitment (the "Commitment Expiration Date"), Lender will have no further obligation and the Commitment shall terminate. The Borrower shall have the option of extending the Commitment Expiration Date for up to ninety (90) days in increments of thirty (30) days by paying a fee of .25% of the Loan amount on the first day of each thirty day period.

Following the initial advance and provided the Loan is not in default, the Commitment Expiration Date for the advance of the $8,300,000 for the Oak Ridge Building (herein referred to as the "ORB Extended Commitment Date") to be withheld under the Condition hereof entitled Loan Closing and Advance of Loan Proceeds shall be extended to October 31, 1997.

Following the initial advance, and the advance for the Oak Ridge Building, the Commitment Expiration Date for the advance of the $5,800,000 for the Knight Building (herein referred to as the "KB Extended Commitment Date") to be withheld under the Condition hereof entitled Loan Closing and Advance of Loan Proceeds shall be extended to March 31, 2000.

Lender's obligation to advance Loan proceeds under the Condition hereof entitled Loan Closing and Advance of Loan Proceeds shall terminate on the Commitment Expiration Date, as so extended.

         5. Earnest Money Deposit (130): The Earnest Money Deposit has been submitted with this application. The Earnest Money Deposit shall be held by Lender and refunded at the time of the initial advance of the Loan proceeds on



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or before the Commitment Expiration Date or distributed pursuant to Condition 6.
In addition, if Borrower shall timely perform its obligations under the Commitment and shall timely satisfy all conditions of the Commitment, but Lender shall fail to make the initial advance of Loan proceeds in accordance with the terms of the Commitment, Lender shall refund to Borrower the entire amount of the Earnest Money Deposit, within five (5) business days after Lender's receipt of Borrower's written request therefor (but in no event sooner than five (5) business days after the earlier of (i) the Commitment Expiration Date, or (ii) failure of Lender to fund on the scheduled Loan Closing Date upon satisfaction of all conditions to funding, other than for delays in such funding beyond the reasonable control of Lender).


The Earnest Money Deposit may be in the form of (i) an irrevocable letter of credit (in the form attached as Exhibit C) from First Union National Bank of Florida or other commercial bank with a B rating or better according to Thomson Bank Watch or, if no longer available, a similar publication satisfactory to Lender; or (ii) other form of collateral satisfactory to Lender. Such letter of credit or other form of collateral will be converted to cash to be retained by Lender at such time as the Lender is entitled to retain the Earnest Money Deposit in accordance with the terms hereof.

Borrower agrees that Lender shall have ninety (90) days after Lender's receipt of the executed application to accept this application; provided, however, Lender shall have the option of extending such date by written notice to Borrower if Borrower fails to submit to Lender in a timely fashion all information reasonably requested by Lender in order to complete its underwriting process. If Borrower withdraws this application prior to such date, the entire Earnest Money Deposit shall be deemed earned in full and shall be retained by Lender. Notwithstanding anything herein to the contrary, if Lender shall not accept this application or issue a separate letter of commitment which is acceptable to Borrower, the Earnest Money Deposit, without interest, shall be returned to Borrower.

         6. Refund of Earnest Money Deposit (135): Notwithstanding anything herein to the contrary, and subject to the following provisions in this Condition 6, if all of the Parks are disapproved by Lender pursuant to the Conditions hereof entitled: Environmental Engineer's Report, Consultant Services and Title Insurance, or any requirement of this application has not been satisfied, Lender may elect to terminate the Commitment and Borrower shall be entitled to a refund of the Earnest Money Deposit less a $1,900,000 fee for Lender's efforts in processing the Loan. A Park shall be deemed disapproved by Lender based on the following criteria:

(A) (i) if the condition of the Park is not satisfactory to Lender based upon the Environmental Report (as defined in the Condition hereof entitled Environmental Engineer's Report) such that Lender's disapproval is final;


         (ii) if Lender approves the Environmental Report subject to exceptions which can be cured, the cost to cure such exceptions is greater than $200,000 as determined by the Environmental Engineer (as hereinafter defined) and Borrower chooses not to cure;


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(B)      (i) if the  condition of the Park is not  satisfactory  to Lender based upon the Consultant's Report (as defined in the Condition hereof entitled Consultant Services - including Condition 16 entitled Drawings and Specifications/Change Orders) such that Lender's disapproval is final and Borrower has provided evidence to Lender that Lender's Consultants (as hereinafter defined) have been paid;


         (ii) if Lender approves the Consultant's Report subject to exceptions which can be cured, the cost to cure such exceptions is greater than $200,000 as determined by Lender's Consultants and Borrower chooses not to cure but has provided Lender with evidence that Lender's Consultants have been paid;

(C) (i) if the title to the Park is not satisfactory to Lender based upon the reports required in Conditions 27, 28 & 29 hereof ("Title Matters") such that Lender's disapproval is final (for reasons other than mortgage liens, judgment liens, mechanics liens or non-payment of real estate taxes, special assessments or other charges);


         (ii) if Lender approves the Title Matters subject to exceptions which can be cured, the cost to cure such exceptions is greater than $200,000 (other than mortgage liens, judgment liens, mechanics liens or non-payment of real estate taxes, special assessments or other charges) per Park, as determined by the National Office of Lawyers Title Insurance Company, and Borrower chooses not to cure;


(D) If the cost to cure all exceptions described in A(ii), B(ii) and C(ii) of this Condition 6 for any one Park exceeds $300,000 (other than, in the case of C(ii), mortgage liens, judgment liens, mechanics liens or non-payment of real estate taxes, special assessments or other charges), Borrower chooses not to cure and Borrower has provided evidence to Lender that Lender's Consultants (as hereinafter defined) have been paid


(E)      with respect to the Memphis Park:


         (i) if Lender approves the seismic risk evaluation required in the Consultant's Report (as hereinafter defined) subject to obtaining earthquake insurance due to a Probable Maximum Loss ("PML") greater than 10% as determined by Lender's Consultants, Borrower chooses not to obtain the earthquake coverage and Borrower has provided evidence to Lender that Lender's Consultants (as hereinafter defined) have been paid;


         (ii) if Lender approves the seismic risk evaluation subject to the completion of retrofit work due to a PML greater than 10%, the cost to



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         complete  said  retrofit work is greater than $200,000 as determined by
         Lender's Consultants, Borrower chooses not to complete the retrofit work and Borrower has provided evidence to Lender that Lender's Consultants have been paid;

         (iii) if the condition of the Property is not satisfactory to Lender due to a PML greater than 30% as determined by Lender Consultants such that Lender's disapproval is final and Borrower has provided evidence to Lender that Lender's Consultants have been paid;


      Unless a Park is deemed disapproved by Lender as provided above:

         (x) if the estimated cost of such cure is $500,000 or less in the aggregate for all Parks, and Borrower agrees to cure such exceptions, there will be no holdback from the initial advance of Loan proceeds, provided that Borrower agrees to cure such exceptions within 60 days of the Loan Closing Date (if subsequent to the Loan Closing, such exceptions are not cured within 60 days, no default shall occur if Borrower has undertaken and is diligently pursuing such cure).

         (y) if the estimated cost of such cure is in excess of $500,000 in the aggregate for all Parks, are such that they cannot be completed by the Loan Closing Date but could be cured within 60 days of the Loan Closing Date, and Borrower agrees to cure such exceptions, Lender and Borrower shall close the Loan, but 125% of the estimated cost of such cure shall be withheld from the Loan proceeds until such cure is completed. So long as Borrower has undertaken and is diligently pursuing the cure of such exceptions, Lender agrees that the Commitment Expiration Date for the advance of such holdback (the "Condition 6 Extended Commitment Expiration Date") shall be extended for not more than 60 days (if subsequent to the Loan Closing, such exceptions are not cured within 60 days, no default shall occur if Borrower has undertaken and is diligently pursuing such cure).

         7. Financial Statements (140): Annual audited financial statements on the Borrower in form and substance currently required to be filed on Form 10-K for annual reports pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for which no other form is prescribed (the "Company Statements"), and in addition, the following annual financial statements (the Property Statements") in the form attached hereto as Exhibit D for (a) each Building, (b) each Park, and (c) all Parks in the aggregate:

(i)      a statement of operations  with a detailed  line item  breakdown of all
         operating   expenses,   capitalized   costs   associated  with  tenant,
         improvements, lease commissions and capital improvements; and


(ii)     a current rent roll in the form of Exhibit E,


(iii) if requested by Lender, a report detailing cost reimbursements to tenants, options and other major variations from standard form leases,




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shall be  furnished  to Lender  within  ninety (90) days after the close of each fiscal year ("Financial Statements Due Date"). The Financial Statements Due Date can be extended up to sixty (60) days if the Borrower gets an extension from the Securities and Exchange Commission for the filing of its annual report of Form 10K. The Company Statements shall be prepared in accordance with generally accepted accounting principles and shall be audited by an independent certified public accountant acceptable to Lender (Lender hereby approves the firms commonly known as the "Big Six"), and the expense thereof shall be borne by
Borrower.   The  Property   Statements   will  be  certified  by  a  "Borrower's
Certification" (as defined below). Lender shall have the right to conduct an independent audit at its own expense at any time. Lender requires the Company Statements and Property Statements in order to accurately record the value of the Property for financial and regulatory reporting.

In addition, Borrower shall furnish to Lender 10K and 10Q reports at the time they are submitted to the Securities and Exchange Commission. At the time the 10K and 10Q are submitted to Lender, Borrower shall also forward its computation of the calculations required under the Condition entitled Financial Covenants, and a Borrower's Certification verifying compliance with such covenants. A "Borrower's Certification" shall certify as to the accuracy and completeness of the applicable information and be signed by one of the following officers of
Borrower: Chief Executive Officer, Chief Financial Officer or Chief Accounting officer.

If the Company Statements and Property Statements are not furnished as required within thirty (30) days after Lender shall have given written notice to Borrower that they have not been received as required,

(i) interest on the unpaid principal balance of the Loan shall, as of the Financial Statements Due Date, accrue and be payable at the rate equal to the sum of the Interest Rate plus one percent (1%) per annum (the "Increased Rate"), and


(ii) Lender may elect to obtain an independent appraisal and audit of the Property at Borrower's expense and Borrower will, upon request, promptly make Borrower's books and records regarding the Property available to Lender and the person(s) performing the appraisal and audit (which obligation Borrower agrees can be specifically enforced by Lender).


The amount of the payments due during the time in which the Increased Rate is in effect shall be increased with no change in the Amortization. Commencing on the date on which such Company Statements and Property Statements are received by Lender, interest on the unpaid principal balance shall again accrue at the Interest Rate and the payments shall be reduced accordingly.

         8. Limitation of Liability (210): Except as provided below, Borrower shall not have or incur any personal liability for the repayment of the Loan and Lender shall look solely to the Property for repayment of the Loan. However, Borrower shall be personally liable, and Lender may seek judgment against Borrower, for



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(i)      rents  received  and other income  accrued from the Property  after any default remaining uncured prior to the foreclosure sale of the Property pursuant to the lien instrument securing the Loan or the conveyance of the Property to Lender in lieu of foreclosure which rents and other income have not been applied to the payment of principal and interest on the Loan or to reasonable operating expenses of the Property,


(ii) amounts necessary to repair damage to Property caused by the gross negligence or willful misconduct of Borrower or those acting on behalf of Borrower,


(iii) insurance loss proceeds and condemnation proceeds released to Borrower but not applied in accordance with any agreement between Borrower and Lender as to their application,


(iv) damages suffered by Lender as a result of fraud or misrepresentation in connection with the Loan by Borrower or any other person or entity acting on behalf of Borrower, and


(v) amounts necessary to pay real estate taxes, special assessments and insurance premiums either paid by Lender and not reimbursed prior to, or remaining due or delinquent on, (A) the later of (1) the date on which title vests in the purchaser at the foreclosure sale of the Property pursuant to the lien instrument securing the Loan or (2) the date on which Borrower's statutory right of redemption shall expire or be waived or (B) the date of the conveyance of the Property to Lender in lieu of foreclosure,


(vi) all outstanding amounts due under the Loan, including principal, interest and other charges if


(a) there shall be a violation of the Condition hereof entitled Due on Sale,


(b) Borrower shall file a voluntary petition for relief under the federal bankruptcy code,


(c) an involuntary petition filed against Borrower under the federal bankruptcy code shall remain undismissed for a period of sixty (60) days,


(d) Borrower shall become the subject of any liquidation, receivership or other similar proceedings.


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9.       Financial   Covenants:   The  Borrower  shall  maintain  the  following
         financial benchmarks to be tested quarterly:

Interest Charges Coverage Ratio. Borrower will not, at any time, permit the Interest Charges Coverage Ratio to be less than 1.5 to 1.

    Maintenance  of  Consolidated  Debt.  Borrower  will not at any time  permit
    Consolidated Debt to exceed sixty percent (60%) of Consolidated Total Capitalization determined as of the most recently ended fiscal quarter of Borrower.

    Consolidated Net Worth. Borrower will not, at any time, permit Consolidated Net Worth to be less than two hundred fifty million dollars ($250,000,000).

    DEFINITIONS:

    "Building Capital Expenditures" will be computed by multiplying $1.75 (the "Dollar Multiplier") times the total net rentable square feet in the buildings owned by Borrower at the end of the quarterly period being tested, using a similar measurement as used for computing the net rentable square feet reported in the December 31, 1995 annual financial statements of Borrower. On the first day of January, 1998 and annually thereafter, the Dollar Multiplier used in such calculation shall be increased by 3% over the amount of the Dollar Multiplier in effect for the immediately preceding calendar year.

    "Capital Lease" means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

    "Capital Lease Obligation" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

    "Consolidated Cash Flow" means, in respect of any rolling twelve month period, the sum of (a) Consolidated Income Available for Interest Charges for such period and (b) the amount of all depreciation and amortization allowances and other non-cash expenses of Borrower and its Subsidiaries but only to the extent deducted in the determination of Consolidated Net Income for such period, less Building Capital Expenditures.

    "Consolidated Debt" means, as of any date of determination, the total of all Debt of Borrower and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Borrower and its Subsidiaries in accordance with GAAP.

    "Consolidated Income Available for Interest Charges" means, with respect to any rolling twelve month period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of Interest Charges.

    "Consolidated Net Income" means, with reference to any rolling twelve month period, the net income (or loss) excluding any non-recurring items of Borrower and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Borrower and its Subsidiaries in accordance with GAAP.

    "Consolidated Net Worth" means, at any time,

                      (a) the total  assets  of  Borrower  and its  Subsidiaries which would be shown as assets on a consolidated balance sheet of Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus



                      (b) the total liabilities of Borrower and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, and


                      (c) the net book amount of all assets of Borrower  and its
             Subsidiaries (after deducting any reserves applicable thereto) which would be shown as intangible assets on a consolidated balance sheet of Borrower and its Subsidiaries as of such time prepared in accordance with GAAP.


    "Consolidated  Total  Capitalization"   means,  at  any  time,  the  sum  of
    Consolidated Net Worth and Consolidated Debt.

    "Debt" means, with respect to any Person, without duplication,

                      (a) its liabilities for borrowed money;


                      (b) its  liabilities  for the deferred  purchase  price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                      (c) its Capital Lease Obligations;


                      (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and


                      (e)  any   Guaranty  of  such   Person  with   respect  to
             liabilities of a type described in any of clauses (a) through (d) hereof.


                      Debt of any Person shall include all  obligations  of such
             Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.


    "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

    "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing (whether by reason of being a general partner of a partnership or otherwise) any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such
    Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor

                      (b) to advance  or supply  funds (i) for the  purchase  or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;


                      (c) to  lease  properties  or to  purchase  properties  or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or


                      (d) otherwise to assure the owner of such  indebtedness or obligation against loss in respect thereof.

    In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

    "Interest Charges" means, with respect to any rolling twelve month period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Borrower and its Subsidiaries in accordance with GAAP): (a) all interest in respect of Debt of Borrower and its Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period

    "Interest Charges Coverage Ratio" means, at any time, the ratio of (a) Consolidated Cash Flow for any rolling twelve month period ending on, or most recently ended prior to, such time to (b) Interest Charges for such rolling twelve month period.

    "Person" means an individual, partnership, corporation, limited liability Borrower, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

    "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of Borrower or to Koger Realty Services, Inc.

A violation of any of the above benchmarks will cause the Loan to be in default.

         10.  Environmental  Indemnity  Agreement  (230):  Prior to the  initial
advance  of  Loan  proceeds,   Borrower  shall  execute  Lender's  Environmental
Indemnity Agreement in the form attached as Exhibit F.

         11. Due on Sale (255): The present ownership and management of the Property is a material consideration to Lender in making the Loan, and Borrower shall not convey, or enter into any contract to convey title to all or any part of the Property. Any violation of this provision shall constitute a default under terms of the Loan.

Notwithstanding the foregoing, a default will not occur if the Borrower merges with, or is consolidated with another entity if the successor to Borrower shall have entered into and agreed to be bound by all of Borrower's obligations under the Loan and the Environmental Indemnity Agreement.

Notwithstanding the above, provided the Loan is not in default and upon prior written request from the Borrower, Lender shall not withhold its consent to a substitution of security provided:

                      (i) the security to be released and the security to be substituted are whole Parks;

                      (ii) the substituted Park is of equal or higher Valuation than the Park being released;

                      (iii) the substituted Park is at least 90% leased with net rents equal to or greater than the net rents of the Park being withdrawn;

                      (iv) the Borrower has the same ownership interest in the substituted Park;

                      (v) the substituted Park satisfies all conditions of the Commitment which would have been satisfied if the Park was part of the original security;

                      (vi) the substitutions will be limited to not more than one Park per calendar year, and not more than three Parks over the term of the Loan;

                      (vii) the request for the substitution is made prior to the last two years of the term of Tranche A in the case of a Pool A Park and Tranche B in the case of a Pool B Park.

If Borrower shall make a substitution pursuant to this Condition,

                      (i) if the Park being withdrawn is located in El Paso, Orlando, or San Antonio, Borrower shall pay Lender a fee equal to .50% of the Valuation of the Park being released;

                      (ii) for any other Park being withdrawn, Borrower shall pay Lender a fee equal to .75% of the Valuation of the Park being released; and

                      (ii) no modification of the interest rate or repayment terms of the Loan will be required.

     12. Vacant Land. Borrower owns vacant land which is contiguous to the Parks located in Austin (approximately 1.8 acres), Greenville (approximately 4.5 acres), Jacksonville (approximately 13.3 acres), Memphis (approximately 16.2 acres), San Antonio (approximately 7.2 acres) and St. Petersburg (approximately 11 acres) (herein referred to collectively as the "Vacant Land"). Borrower hereby agrees that Lender shall have a right of first offer with respect to the following (hereinafter referred to as a "Sale/Loan") (i) purchase of any Vacant Land prior to Borrower selling such Vacant Land, and (ii) mortgage loan financing prior to Borrower obtaining construction or permanent financing of improvements erected or to be erected on any Vacant Land. Borrower shall give Lender written notice of its intent to commence a Sale/Loan and Lender shall have 30 days (the "Offer Period") to make an offer to purchase or finance such Vacant Land. In the event that (a) Lender does not respond or otherwise declines to exercise this right of first offer within the Offer Period, or (b) Borrower declines Lender's proposal for such sale or financing, as the case may be, Borrower shall be free for a period of twelve (12) months from the expiration of the Offer Period to enter into any contract or contracts for the sale or financing of such parcel of Vacant Land as it shall determine in its sole discretion.

     13. Prohibition Against Other Mortgage Liens and Rent Assignments (270): If Borrower creates or permits the existence of any mortgage lien on the Property (other than the lien securing the Loan) or assigns any of its interest in its revocable license to collect, use and enjoy rents and profits from the Property, the Loan may be declared due and payable.

     14. Tenant Leases (320): Immediately after the date of execution hereof by Borrower, Borrower shall make available for Lender's review and approval copies of the Borrower's standard form lease and all leases. Borrower shall use reasonable efforts to furnish Estoppel Certificates, in the form of Exhibit G, from tenants designated by Lender, and from the tenant that occupies the greatest amount of square footage in each Building in each of the Parks, except in buildings in which the tenant that occupies the greatest amount of square footage occupies less than 1,000 square feet. This Condition shall be satisfied prior to any advance. As a condition to making the Loan, Borrower shall grant to Lender an absolute assignment of Borrower's right, title and interest in all leases, including Borrower's right to collect, use and enjoy the rents and profits therefrom. Lender in return shall grant to Borrower a revocable license to collect, use and enjoy said rents and profits.

     15. Loan Closing and Advance of Loan Proceeds (400): Provided all conditions of the Commitment required to be fulfilled prior to the advance of Loan proceeds have been complied with, the Loan will be closed and $190,000,000 will be advanced (less any holdbacks or reductions pursuant to this Condition or Condition 6). If any Park is disapproved by Lender pursuant to the terms hereof, the amount of the initial advance of Loan proceeds will be reduced by the respective amount designated as "Loan Reduction Amount" on Exhibit A. Loan proceeds totaling $14,100,000 will be held back for the following two Buildings (which, for purposes of this Condition, include associated Land and Improvements) with financing in place that will not be repaid at the Loan
Closing:

Building (City)     Square Feet        Holdback Amount        Maturity
Oak Ridge (Memphis)      99,000             $8,300,000    August, 1997

Knight (Tallahassee)     81,000             $5,800,000   January, 2000

The master mortgage will provide that Borrower will pay the above loans in full not later than their respective maturities and, within ten (10) days thereafter, draw the respective Holdback Amounts of Loan proceeds from Lender, and grant Lender a first lien on the respective security. The additional advances will be documented by an amendment to the master mortgage and, at the option of Lender, a new note or amendment(s) to the then existing note for the appropriate Tranche.

A standby fee of .1% will be paid monthly beginning January 1, 1997 on the holdback amount for the Oak Ridge Building. The Loan advance with respect to the Oak Ridge Building shall bear interest at the same rate as the initial advance of Loan proceeds for Tranche A.

The interest rate for the Knight Holdback Amount of Loan proceeds will be determined as of 5 days prior (or, if not a business day, the first day thereafter) prior to the anticipated time of Lender's funding to reflect an interest rate equal to the ask/yield of a U.S. Treasury Obligation with a comparable maturity date, as reported in the Wall Street Journal, plus a spread using the following guidelines:

                      (i) The spread will equal 135 basis points if the ask/ yield of the U.S. Treasury Obligation with a comparable maturity is greater than the Interest Rate less 135 basis points;

                      (ii) The spread of 135 basis points will increase by one basis point for every basis point that the ask/ yield of the U.S. Treasury Obligation with a comparable maturity is less than the Interest Rate less 135 basis points, but in no event shall the spread be greater than 160 basis points.

     16. Drawings and Specifications/Change Orders (500): If requested, and if existing and available to Lender, Borrower shall timely submit the following for review by Lender's Consultants and approval by Lender:

              (A) Two complete sets of drawings to include site, landscape, structural, architectural, mechanical, electrical and others as the Improvements may require.


              (B) Two complete sets of specifications covering all elements of construction.


              (C) Two copies of a report describing the soil conditions at the building site and providing recommendations for foundation design and construction. The report shall be prepared by a soil or geotechnical engineer satisfactory to Lender and shall include an analysis of the potential seismic performance of the site.

              (D) Two copies of all change orders that have been issued during the initial construction of the Improvements. In addition, a description of any material changes made to the Improvements subsequent to completion of initial construction shall be provided by Borrower.


     17. Regional Office Inspection (514): Prior to the initial advance of Loan proceeds, inspection and approval of the Property is required by a member of Lender's Regional Office staff to verify that there has been no material adverse change in the Property.

     18. Photographs (515): Prior to the initial advance of Loan proceeds, Borrower shall furnish Lender three copies of an 8 x 10-inch color commercial aerial photograph of each Park.

     19. Consultant Services (520): Lender shall hire third-party consultants ("Lender's Consultants") to prepare a report ("Consultant's Report") for Lender on various aspects of the design, construction, including for the Memphis Park, a seismic risk evaluation, and operation of the Improvements in accordance with a Construction Consulting Agreement to be entered into between Lender and said consultants. Borrower agrees to pay the costs of the services provided by Lender's Consultants.

     20. Environmental Engineer's Report (531): As soon as available after issuance of the Commitment, but in no event later than thirty (30) days prior to the Loan Closing Date, Borrower shall submit to Lender a satisfactory original and two copies of a report ("Environmental Report") addressed to Lender. The report shall be prepared by Law Engineering or other environmental engineer satisfactory to Lender. The Environmental Report shall clearly cover, to Lender's satisfaction, the matters which are contained in the Environmental Report Letter of Understanding attached hereto. Borrower authorizes Lender and its designated representatives to communicate directly with the Environmental Engineer on any aspect of the Environmental Report.

If the environmental condition of the Property is not satisfactory to Lender, Lender may, in its sole discretion, terminate the Commitment unless, prior to the initial advance of Loan proceeds, Borrower completely remediates any unsatisfactory environmental condition, provided, however, if the condition of the Plaza Building (and associated Land) located in the San Antonio Park is not satisfactory, such property shall be eliminated from the Property without reduction of the Loan.

The Environmental Engineer shall provide Lender with evidence that the Environmental Engineer is covered by professional liability insurance (including errors and omissions coverage) in amounts not less than $1,000,000. Said evidence shall include a certificate of insurance specific to the Property listing Lender as a certificate holder.

     21. Insurance (600): As soon as available after the constitution of the Commitment, but in no event later than thirty (30) days prior to the Loan

Closing Date, Borrower shall provide Lender with evidence of, and shall maintain, the following types of insurance in amounts and form and with companies, all satisfactory to Lender:

              (A) All risk property insurance, including Demolition and Increased Cost of Construction (DICC) coverage (with a sublimit of $1,000,000) per occurrence), with an Agreed Amount Endorsement for the estimated replacement cost of the Improvements with a deductible of not greater than $25,000;


              (B) Loss of rents insurance equal to twelve months rent or business interruption insurance for 100% of the annual gross earnings excluding non-recurring expenses from business derived from the Property;


              (C) Flood insurance, in an amount not less than 25% of the replacement cost of any Property located in a flood plain (as that term is used in the National Flood Insurance Program);


              (D) Borrower's own commercial general liability insurance policy with Lender named as an additional insured for its interest in the Property; and


              (E) Other insurance as reasonably required by Lender after the Loan Closing.


In respect to the park located in Memphis, if the park is located in Uniform Building Code Zones 3 or 4 and the result of the seismic risk evaluation prepared in accordance with the Condition hereof entitled Consultant Services indicates a probable maximum loss of greater than 10%, earthquake insurance shall be required in an amount not less than 50% of replacement cost with a deductible of not more than 5% of replacement cost.

All property insurance policies required above shall include a standard mortgagee endorsement in favor of Lender and all evidence of insurance (policy or certificate, as the case may be) shall contain a clause providing at least thirty (30) days notice of cancellation to Lender. In addition, all certificates of insurance shall list Lender as the certificate holder.

         22. Application of Insurance Loss Proceeds (601): Insurance loss proceeds from all property insurance policies placed by the Borrower shall, at Lender's option, be applied on the Loan, whether or not due, or to the restoration of the Property. If Lender elects to apply the insurance loss proceeds to the prepayment of the Loan, no prepayment fee shall be due on such prepayment.

Notwithstanding the foregoing, Lender agrees that, if the insurance loss proceeds are less than $500,000 (increased by 3% per year from the Loan Closing

Date) for any one casualty, such proceeds will be released to Borrower for reasonable restoration of the Property (which, for purposes of this Condition includes rebuilding or replacement such that the Valuation of applicable Property is not diminished) and the other provisions of this Condition shall not be applicable, provided, however, insurance proceeds under this paragraph shall not be released to Borrower if Lender has previously released insurance proceeds to Borrower and the applicable property has not been so restored.

Notwithstanding the foregoing, Lender agrees that, if the Loan is not in default and if the insurance loss proceeds are less than the unpaid principal balance of the Loan and if the casualty occurs prior to the last three years of the Loan term, the insurance loss proceeds (less expenses of collection) shall be applied to restoration of the Property to its condition prior to the casualty, subject to satisfaction of the following conditions:

              (A) There shall be no existing Event of Default at the time of the casualty, and if there shall occur any Event of Default after the date of the casualty, Lender shall have no further obligation to release insurance loss proceeds hereunder.


              (B) The casualty insurer shall not have denied liability for payment of insurance loss proceeds as a result of any act, neglect, use or occupancy of the Property by Borrower or any tenant of the Property.


              (C) Lender shall be satisfied that all insurance loss proceeds, together with supplemental funds to be made available by Borrower, shall be sufficient to complete restoration of the Property. Any remaining insurance loss proceeds may, at the option of Lender, be applied on the Loan, whether or not due, or be released to Borrower.


              (D) If required by Lender, Lender shall be furnished a satisfactory report addressed to Lender from an environmental engineer or other qualified professional satisfactory to Lender to the effect that no adverse environmental impact to the Property resulted from the casualty.


              (E) Lender shall release casualty insurance proceeds as restoration of the Property progresses if Lender is furnished satisfactory evidence of the costs of restoration and if, at the time of such release, there shall exist no default under the Loan with respect to which Lender shall have given Borrower notice pursuant to the Condition hereof entitled Notice Of Default. If the estimated cost of restoration exceeds $500,000 (increased by 3% per year from the Loan Closing Date), (i) the drawings and specifications for the restoration shall be approved by Lender in writing prior to commencement of the restoration and (ii) Lender shall receive an administration fee equal to 1% of the cost of restoration.

              (F) Prior to each release of funds, Borrower shall obtain for the benefit of Lender an endorsement to Lender's title insurance policy insuring against any liens arising from the restoration.


              (G) Borrower shall pay all costs and expenses incurred by Lender, including, but not limited to, outside legal fees, title insurance costs, third-party disbursement fees, third-party engineering reports and inspections deemed necessary by Lender.


              (H) All reciprocal easement and operating agreements, if any, benefiting the Property shall remain in full force and effect between the parties thereto on and after restoration of the Property.


              (I) Lender shall be satisfied that the operating income from the buildings not destroyed plus loss of rents insurance proceeds will be sufficient to cover the annual debt service under all loans secured by the Property at least 1.3 times.


              (J) All leases of more than 10,000 rentable square feet in effect at the time of the casualty with tenants who have entered into Lender's form of Non-Disturbance and Attornment Agreement or similar agreement shall remain in full force and each tenant thereunder shall be obligated, or shall elect, to continue the lease term at full rental (subject only to abatement, if any, during any period in which the Property or portion thereof shall not be used and occupied by such tenant as a result of the casualty).


     As used herein, "Event of Default" means a default remaining uncured after notice to Borrower and the expiration of the applicable cure period set forth in the Condition hereof entitled Notice of Default.

     23. Deposits (603): To assure the timely payment of real estate taxes and special assessments, in the event of any default not cured within the applicable cure period, Lender shall thenceforth have the option to require that Borrower remit monthly payments, in amounts satisfactory to Lender. Such amounts shall be held by Lender. In such case, Lender shall, so long as no delinquency would occur, cooperate with Borrower to attain payment discounts available to Borrower and permit Borrower to contest the amount of such taxes.

     24. Prior Notice of Advances (1020): Lender shall not be required to advance Loan proceeds under the Commitment unless it has received notice in writing from Borrower at least five (5) business days prior to the date of the advance.

     25. Fixtures (1030): All affixed items owned by Borrower such as engines, boilers, elevators and machinery and all heating apparatus, electrical equipment, air-conditioning equipment, water and gas fixtures and all fixtures of every description placed or used on the Property or appurtenant thereto shall be included in the lien instrument.

     26. Special Assessments (1040): Prior to any advance of Loan proceeds, Borrower shall disclose to Lender, and Lender shall review and approve, all special assessments affecting the Property, whether or not then due and payable. Unless otherwise provided herein, prior to every advance, all installments of special assessments, whether or not then due and payable, and all installments of general real estate taxes due shall be paid in full unless disputed, in which case an escrow satisfactory to Lender shall be established.


     27. Title (1045): Title to the Property shall be satisfactory to Lender's legal counsel. Title and beneficial interest to the Property shall be vested in Borrower and shall be unchanged by act of Borrower, by death, or by operation of law until the Loan is fully funded unless otherwise provided by a separate Condition in the Commitment.

     28. Title Insurance (1050): A title commitment containing a correct legal description and legible copies of all instruments listed therein as exceptions must be furnished to Lender by Borrower, at Borrower's expense, from Lawyers Title Insurance Company. If the title is satisfactory, the closing documents will be prepared. After the lien instrument shall have been placed of record, a title policy, in a form satisfactory to Lender, for the full amount of the Loan must be issued to Lender insuring the interest of Lender to be a first and valid lien on the Property. The title policy shall also contain such endorsements as Lender may require, including without limitation an endorsement insuring there are no options to purchase all or any part of the Property. The cost of such title policy and endorsements shall be borne by Borrower. If there are periodic advances of funds, a title endorsement must be furnished prior to each advance, showing no intervening liens or encumbrances.

     29. Survey (1055): As soon as available after constitution of the Commitment, but in no event later than thirty (30) days prior to the Loan Closing Date, Borrower shall furnish four copies of a recently certified as-built survey, satisfactory to Lender, complying with the attached requirements.

     30. Accuracy of Data Submitted and Financial Condition (1060): The Commitment is subject to the accuracy as of the date hereof of all information, data, representations, exhibits, and other materials submitted in connection with the application. Prior to and as a condition of each advance of Loan proceeds, there shall be since the date of this application, no material adverse change in the Property or in the assets, liabilities or condition, financial or otherwise, of the Borrower.

Acceptance of this application by Lender or issuance of a separate letter of commitment shall not constitute or imply review or approval of any agreement, document, drawing, report or information required by the Commitment to be satisfactory to Lender. Notification to Borrower of such review and approval shall be by separate letter(s) from Lender.

     31. Defaults (1065): Prior to each advance of Loan proceeds, there shall exist no default under the Loan or in any other loan with Lender in which Borrower or any guarantor named herein is a borrower, guarantor or a principal officer, principal stockholder, trustee or manager of a borrower or a guarantor. Any principal and, to the extent permitted by applicable law, interest not paid when due shall bear interest at the Default Rate, which is defined as the lower of the interest rate then in effect plus 5% per annum or the maximum rate permitted by law.

     32. Notice of Default (1067): Upon the occurrence of a default , Lender shall not accelerate the Loan unless

(i) in the case of a default in any payment required under the Loan, whether or not payable to Lender, (a "Monetary Default"), Lender shall have given Borrower notice of such Monetary Default and Borrower shall not have cured such Monetary Default by payment of all amounts in default (including payment of interest at the Default Rate from the date of default to the date of cure on amounts owed to Lender) within five (5) business days thereafter;


(ii)in the case of any other default under the Loan (a "Non-Monetary Default"), Lender shall have given Borrower notice of such Non-Monetary Default and Borrower shall not have cured such default within thirty (30) days thereafter (or, if the Non-Monetary Default is not curable within thirty
     (30) days, Borrower shall not have diligently undertaken and continued to pursue the curing of such Non-Monetary Default and deposited an amount sufficient to cure such Non-Monetary Default in an escrow account satisfactory to Lender).


For purposes of this condition, any notice shall be in writing, may be delivered personally or sent by certified mail or reputable courier service with charges prepaid, by telecopier or by such other method whereby the receipt thereof may be confirmed. Any notice shall be deemed given when received. Any notice which is rejected, the acceptance of which is refused or which is incapable of being delivered for any reason shall be deemed received as of the date of attempted delivery.

In no event shall the notice and cure periods recited above be deemed to be a grace period for the purposes of commencing interest at the Default Rate.

         33. Maximum Rate (1070): The total of all interest under the Loan and any fees or other payments which are construed to be interest shall never exceed the maximum lawful rate permitted under applicable law.

         34. Outside Counsel (1075): Lender may hire outside counsel to act for it, and the cost of such counsel and all other costs of every kind, including, but not limited to, the cost of title reports, surveys, recording and filing fees and any tax required to be paid at the time of recording the lien instrument (unless prohibited by law), shall be paid by the Borrower, whether or not the Loan is advanced. Unless Lender hires outside counsel, all Loan documents will be prepared by Lender at no expense to Borrower.

         35. Legal Approval (1080): The form of the transaction and the content and the execution of all Loan documents shall be satisfactory to Lender's legal counsel and shall comply with all laws applicable to Borrower or the Property.

         36. Survival (1085): All provisions of the Commitment, where applicable, shall survive the Loan Closing, provided, however, in the event of any conflict, the Loan documents will supersede the Commitment with respect to such conflict.

         37. Assignment (1090): After the initial advance of Loan proceeds, Lender may assign all or any part of the Loan to another lender at no cost to the Borrower. In the event of a proposed assignment of the Loan to another lender, said lender shall have the right to enter the Property upon reasonable prior notice to Borrower for additional environmental review or testing as said lender may deem necessary at no cost to the Borrower. The Commitment may not be assigned by Borrower. Any assignment or attempted assignment of the Commitment by Borrower shall be void.

         38. Borrower's Certification (1095): As a condition to the initial advance of Loan proceeds, Borrower shall certify to Lender that:

(i)      all leases have been made available for review by Lender,


(ii) all information submitted to Lender in connection with the Loan is true and complete to the best of Borrower's knowledge and belief,


(iii) except as disclosed in the Environmental Report, Survey or other written report delivered by Borrower to Lender and to the best of Borrower's knowledge:


         (a) the Property contains no underground storage tanks, asbestos, urea formaldehyde insulation, PCB's, petroleum products, drums, materials spills, stressed vegetation, present or past dumping or fill, discolored or disturbed soil, unusual or noxious odors, monitoring wells, roads or trails with no apparent outlet or purpose, hazardous substances, toxic substances, radon or other material that could be a hazard to health, safety or property values, or that could be a violation of any law or regulation,


         (b)   no part of the Property contains a cemetery or burial ground,


         (c) no part of the Property has been designated as wetlands under any federal, state or local law or regulation or by any governmental agency,


         (d)   the Property is not located in a flood plain,

         (e) the Property can be legally occupied and there is no violation of building, zoning, use, environmental, Development of Regional Impact and concurrency laws or other laws affecting Borrower or the Property,


         (f)   the  Property  is  in   compliance   with  the   Americans   with
               Disabilities Act, and


         (g) the Property is adequately served by public water and sewage systems, and electricity.


         39. Legal Opinions (1100): As soon as available after issuance of the Commitment, but in no event later than thirty (30) days prior to the Loan Closing Date, Lender shall have obtained the following legal opinions, each of which shall be satisfactory to Lender:

(A) A satisfactory form of the opinion to be delivered on the Loan Closing Date by counsel selected by Lender in which such counsel shall opine that it has performed a due diligence investigation with respect to the Property, the Improvements and the use thereof complying with applicable laws. The opinion shall describe what investigation (including a review of applicable laws and all documents and materials reasonably necessary to make such opinion meaningful, including an environmental report for the Property and all permits or approvals necessary to operate the Property for its intended purpose) was made and, to the extent necessary, may rely on certifications by architects and engineers.



         The cost of such counsel, whether or not the Loan Closing occurs, shall be paid by Borrower, provided, however, such costs shall not exceed $100,000.


(B) An opinion or opinions of counsel to the Borrower which shall state that Borrower is duly organized and in good standing under applicable law, has authority to conduct its business and to execute and deliver the Loan documents and the Environmental Indemnity Agreement; that the Loan documents and the Environmental Indemnity Agreement have been duly authorized, executed and delivered and are valid and binding obligations of Borrower enforceable in accordance with their terms and do not conflict with any instrument, judgment, statute or regulation by which Borrower or the Property is bound; such opinions to be in a format acceptable to Lender and may contain a general exception to enforceability for fundamental issues that have general application to all loan contracts and specific exceptions only with regard to provisions which are unique or of material importance to the Loan or arise out of recent statutory, regulatory or judicial developments.

     40. Information Submitted (1110): Borrower hereby certifies that all information and statements heretofore furnished to Lender are true and complete to the best of the Borrower's knowledge and belief and are made for the purpose of inducing favorable action by Lender.

     41. Federal Equal Credit Opportunity (1115): The Federal Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of sex, marital status, race, color, religion, national origin, age (provided the applicant has the capacity to contract), receipt of income from a public assistance program, and the good faith exercise of rights under the Consumer Credit Protection Act. The Federal Agency which administers compliance with this law concerning this life insurance company is the Federal Trade Commission, Equal Credit Opportunity, Washington, D.C. 20580, (202) 724-1140.

Borrower has the right, within sixty (60) days of notification of any adverse action with respect to this application, to a statement of specific reasons for the action taken. The statement of reason can be obtained by contacting Lender at 720 East Wisconsin Avenue, Milwaukee, WI 53202, ATTN: Vice President - Real Estate Production or (414) 271-1444. Lender shall respond to a request for specific reason within thirty (30) days of its receipt of the request.

     42. Headings (1120): The paragraph headings contained herein are for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect, the provisions hereof.

     43. Submission of Information (1130): An estimate of the earliest date on which the initial advance of funds may occur is the date which appears above Borrower's signature hereon. The initial advance may occur on that date or on such other date prior to the Commitment Expiration Date as may be mutually agreed upon by Borrower and Lender (the "Loan Closing Date"). The information required herein to be approved by Lender shall be submitted by Borrower to Lender, where applicable, at least thirty (30) days prior to the Loan Closing Date. In every case, Borrower is encouraged to submit said information to Lender as soon as available to allow adequate time for Lender review and approval.

     44. Contract (1135): If Lender agrees to make the Loan, either (i) this application, upon Lender giving Borrower written notice of acceptance hereof, or
(ii) a  separate  letter  of  commitment  issued  by  Lender,  upon  the  timely acceptance thereof by Borrower, shall constitute the issuance of the "Commitment." In the event of any conflict, the terms of the separate letter of commitment, if issued, shall govern over this application. The Commitment shall represent the complete contract between Borrower and Lender and shall supersede all prior negotiations of the parties. Borrower acknowledges and agrees that, upon the issuance of the Commitment, Borrower shall be contractually bound to Lender to close the Loan and take Loan advances as contemplated herein. If the Loan does not close but Borrower has exercised its good faith best efforts in a commercially reasonable manner to comply with the Commitment, Lender's sole remedy shall be retention of $1,900,000 of the Earnest Money Deposit. If the Loan does not close but Borrower has not exercised its good faith best efforts in a commercially reasonable manner to comply with the Commitment, Lender shall have the right (i) to retain any amounts paid hereunder and not previously returned, (ii) to receive payment on any letter of credit or other form of collateral delivered hereunder, and, in addition, (iii) to claim and receive all provable damages, including loss of bargain, sustained by Lender as a result of such default in excess of the amounts retained or received, provided, however, Lender shall be entitled to such damages notwithstanding such efforts by Borrower in the event Borrower, within 6 months after termination of this Commitment, refinances any of the Parks by way of a mortgage loan secured by any of such Parks or by way of an unsecured financing where the terms of such unsecured loan contain restrictions against Borrower placing liens against any of the Parks. The refinancing of any park that is deemed disapproved by Lender pursuant to Condition 6 shall not entitle Lender to retention of amounts paid or damages hereunder except for the payment of $1,900,000 under Condition 6.

Estimated Loan Closing Date: 12/20/96 (AT LEAST 120 DAYS AFTER EXECUTION HEREOF)
     Executed this 29th day of July , 19 96 .


         KOGER EQUITY, INC.             Borrower's Taxpayer I.D. Number
                                        (IRS Requirement)


BY:         /s/ Victor A. Hughes        59-2898045
                  President


ATTEST:            no signature
                        Secretary

                                    EXHIBIT A

                             DESCRIPTION OF SECURITY

--------------------------------------------------------------------------------


                                Project Location

                                Land Area (Acres)

                               Number of Buildings

                              Building Square Feet
                        Minimum Parking Per 1,000 sq. ft.

                              Loan Reduction Amount
--------------------------------------------------------------------------------


Pool A
                                                                 $16,000,000
Memphis, TN          18.4     3    258,400                 4

San Antonio, TX      63.5    25    762,670                 4.5  $ 23,500,000

St. Petersburg, FL   64.4    15    519,320                 5.0  $ 20,000,000

Tallahassee, FL
 - Apalachee         33.7    14    408,500                 5.0  $ 20,000,000
Pkwy

Capital Circle       23.3     4    300,700                 4.0  $ 21,000,000



Pool A Totals        203.3   61    2,249,590                    $100,500,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Pool B

Austin, TX            29.6   12      370,860               4.0  $ 17,000,000

El Paso, TX           19.6   14      251,930               4.5  $  9,000,000

Greenville, SC
                      24.7    8      290,560               4.5  $ 11,000,000

Jacksonville, FL
 - Bay Meadows        34.6    4      467,860               4.5  $ 27,500,000

Orlando, FL
 - Central Center     46.0   22      565,220               5.0  $ 25,000,000



Pool B Totals        154.5   60    1,946,430                    $ 89,500,000
--------------------------------------------------------------------------------

================================================================================
TOTALS A & B         357.8  121    4,196,020                    $190,000,000
================================================================================

                                    EXHIBIT B

                                    VALUATION


         For purposes of Conditions 3, 11 and 22, if Lender and Borrower do not agree on the Valuation, which is intended by Lender and Borrower to represent the fair market value of the Park(s) in question, the Valuation shall be determined by the following appraisal procedure:

                  Borrower shall initiate the appraisal procedure by giving written notice to Lender which shall include its designation of an appraiser (the "First Appraiser"). Within twenty (20) days after the service of the notice designating the First Appraiser, Lender shall give written notice to Borrower designating the second appraiser (the "Second Appraiser"). If the Second Appraiser is not so designated within the time above specified, the appointment of the Second Appraiser shall be made in the same manner as is hereinafter provided for the appointment of the third appraiser (the "Third Appraiser") in the event the First and Second Appraisers are unable to agree upon the Third Appraiser. The First and Second Appraisers so designated or appointed shall meet within ten (10) days after the Second Appraiser is appointed, and if, within thirty (30) days after the Second Appraiser is appointed, the First and Second Appraisers do not agree upon the Valuation, they shall appoint a Third Appraiser who shall be a competent and impartial person. In the event of their being unable to agree upon such appointment within ten (10) days after the time aforesaid, the Third Appraiser shall be selected by Lender and Borrower if they can agree thereon within a further period of fifteen (15) days. If the parties do not agree, or if for any reason the three appraisers have not been chosen within fifteen (15) days after the expiration of the fifteen (15) day period referred to in the immediately preceding sentence, either the Lender or Borrower, on behalf of both, may request such appointment by the presiding Judge of the United States District Court for the District in which the Property is located. In the event of the failure, refusal or inability of any appraiser to act, a new appraiser shall be appointed in his stead, which appointment shall be made in the same manner as hereinbefore provided for the appointment of such appraiser so failing, refusing or being unable to act. Borrower shall pay the fees and expenses of all appraisers. Any appraiser designated to serve in accordance with the provisions of this Agreement shall be qualified to appraise the type of property being appraised in the County and State in which the Park in question is located, shall be a member of the Appraisal Institute (or any successor association or body of comparable standing if such Institute is not then in existence) and shall have been actively engaged in the appraisal of real estate in the County (set forth above) for a period of not less than ten (10) years immediately preceding its appointment. The Appraisers shall determine the Valuation, provided, however, no value shall be attributed to good will. The Appraisers may employ such independent counsel and accountants, unaffiliated with Lender or Borrower as any two of the three appraisers shall determine to be necessary or advisable to assist them in carrying out their duties hereunder. The fees and expenses of such counsel and accountants shall be borne by Borrower. A decision joined in by two of the three appraisers shall be the decision of the appraisers. In the event no two appraisers can agree, the decision of the Third Appraiser shall be conclusive. After reaching a decision, the appraisers shall give written notice thereof to Lender and Borrower.

                                    EXHIBIT C

                            FORM OF LETTER OF CREDIT

                                   IRREVOCABLE
                            STANDBY LETTER OF CREDIT               ML-130
                               (Bank and Address)

Amount U.S. $__________                                     No.________________

To: The Northwestern Mutual Life Insurance Company (Beneficiary)
    720 East Wisconsin Avenue
    Milwaukee, Wisconsin 53202
    Attn:  Real Estate Dept., Production Services Division

         We hereby establish in your favor an irrevocable letter of credit for the account of __________________ (Account Party) and authorize you to draw on us up to an aggregate amount of $__________________ available by your drafts AT SIGHT. This is a clean letter of credit; no documents are required.

         All drafts must be marked "Drawn under Letter of Credit

of ________________________________

No. _______________________________

dated _____________________________".

         Unless extended pursuant to the terms hereof, this letter of credit will expire _____________________ (one month after the commitment expiration date).


1. Extensions of Expiration Date. (a) Notwithstanding the expiration date stated above, this letter of credit shall in no circumstance expire unless 15 days advance written notice of its expiration date has been given to Beneficiary at its address above, Attention: Real Estate Department, Production Services Division.

         (b) If the expiration date is a day on which our offices are closed for any reason other than a force majeure event, the expiration date shall automatically be extended to the next day our offices are open. If the expiration date is a day on which our offices are closed because of a force majeure event, the expiration date shall automatically be extended to the 30th calendar day on which our offices are open following such interruption.

         (c) If you draw on us within 20 days prior to the expiration date and the draw request is rejected, refused or denied for any reason, the expiration date shall automatically be extended for a period of 20 calendar days.


2. Waiver of Waiting Period. If a drawing hereunder is made by presentment of a draft prior to 1 p.m. ______ time, we will, on the same business day, at your request, either, (a) confirm to you the wire transfer of the amount specified, in immediately available funds, and will notify you of the Federal Reserve Bank confirmation number relating to such transfer by 3:00 p.m. _______ time, or (b) deliver to you a cashier's check in the amount specified.

3. Transferability. This Credit is transferable in its entirety, but not in part, to a transferee of the Beneficiary. Such transfer shall be effected by presentation of this Credit to the Bank accompanied by an appropriate instrument of assignment. Upon such presentation the Bank shall issue forthwith an irrevocable standby letter of credit to the transferee (as the new "Beneficiary") with provisions consistent with those of this Credit. Each letter of credit issued to a transferee may be transferred in the same manner and subject to the same conditions as herein provided.


4. Honoring Drafts. We hereby agree with the drawers, endorsers, and bona fide holders of drafts drawn under and in compliance with the terms of this Credit, that such drafts will be duly honored on due presentation to the drawees if negotiated on or before the expiration of this Credit, or presented at this office on or before such expiration.

                                                  Authorized Signature and Title


This credit is subject to the Uniform
Customs and Practice for Documentary
Credits (1993) Revision, International
Chamber of Commerce Publication No. 500




EXHIBIT D
FORM OF PROPERTY STATEMENTS

INCEXP                                                         Koger Equity, Inc.                                  DATE:
                                                          OPERATING INCOME & EXPENSE                               TIME:
DIVISION:                                                                                                          PAGE:
KNSF:
                                                                                                 *  ALL SQ FT $ ARE ANNUALIZED
****09/30/95****      ****12/31/95****      ****03/31/96****    ****06/30/96****  **CURRENT 12 MO**        **PREVIOUS 12 MO**
  AMOUNT  SQFT          AMOUNT  SQFT          AMOUNT  SQFT        AMOUNT  SQFT      AMOUNT    SQFT           AMOUNT    SQFT

INCOME
         Gross Rents
         Other Income
         Tenant Requested Ser
GROSS REVENUE
OPERATING EXPENSE
         Janitorial
         Taxes
         Electrical/Gas
         Water & Sewer
         Grounds Maintenance
         General Maintenance
         Mechanical Maintenance
         Security
         Miscellaneous
         Insurance
         Management Fee
OPERATING EXPENSE

OPERATING RENTS






CAPITAL EXPENDITURES
         Tenant Requested Imp
         Tenant Improvements
         Building Improvement

CAPITAL EXPENDITURES

NET CASH FLOW




























EXHIBIT E
FORM OF RENT ROLL
For the Period Ending:                                             KOGER EQUITY CENTERS                    Page:
COMPANY - DIVISION:                                         RENT ROLL by BUILDING                          Date:
Date:CENTER NO. - NAME:                                                                                    Time:
BUILDING NO. - Name:                                                                                       Last Update
Preliminary report - Month not Closed

**TENANT**SUITE**SQUARE FEET**EFF**MONTHLY**ANNUAL  OCCUPY  COMMENCE  AUTO EXPIRE  ESCALATION
CNO.NAME NO.NET LEASED RATE RATE RENTAL TAXES RECEIVABLE RENTAL DATE DATE TERM RENEW DATETYPE
CAP

                        BLDG NET        SQ FT      EFF      NUMBER         SQ FT      MONTHLY                 MONTHLY       ANNUAL
                        SQ FT           RATE       RATE     LEASES         NET        RENTAL      TAXES       RECEIVABLE    RENT

BUILDING TOTALS :
TENANT NET SF   :
   ACCRUED      :
   NON-ACCRUED  :
   FUTURE       :

TENANT LEASED SF: ________


EXHIBIT F

FORM OF ENVIRONMENTAL INDEMNITY AGREEMENT

                                                                        Loan No.
                        ENVIRONMENTAL INDEMNITY AGREEMENT

         THIS ENVIRONMENTAL INDEMNITY AGREEMENT is entered into as of , 199 by the undersigned ("Indemnitors") in favor of The Northwestern Mutual Life Insurance Company ("Northwestern") and the other Indemnified Parties referred to herein.

                                    RECITALS

         A. Northwestern is contemporaneously herewith making a loan (the "Loan") to (the "Borrower") secured or to be secured by a Mortgage, Deed to Secure A Debt or Deed of Trust and Security Agreement from Borrower to Northwestern (the "Lien Instrument") on the fee title and/or leasehold interest in the property described in Exhibit A attached hereto.

         B. In order to induce Northwestern to make the Loan, Indemnitors have agreed to execute and deliver this Environmental Indemnity Agreement.

         C. Each of the Indemnitors has a substantial direct or indirect interest in the Property, financial or otherwise.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitors hereby agree and covenant for the benefit of Northwestern and the other Indemnified Parties as follows:

         1.  The  following   definitions  shall  apply  to  this  Environmental
Indemnity Agreement:

         (a) "Environmental Activity or Condition" means the presence, use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or transportation of any Hazardous Substance on, onto, in, under, over or from the Property or the violation of any Environmental Law because of the condition of, or activity on, the Property.

         (b) "Environmental Law" means all law relating to hazardous waste, chemical substances or mixtures or hazardous, toxic, dangerous or unhealthy substances or conditions or relating to the interaction of the use or ownership of property and the environment, whether such law is: (i) criminal or civil,
(ii) federal, state or local, (iii) statutory, common law or administrative regulation, (iv) currently in effect or enacted in the future.

         (c) "Hazardous Substance" means any substance which (i) is designated as hazardous, toxic or dangerous or similarly designated under any Environmental



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Law, (ii) is regulated  under any  Environmental  Law or by any  governmental or quasi-governmental agency, or (iii) could be a hazard to health, safety or property values. Without limiting the foregoing, Hazardous Substances shall include underground storage tanks, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, dioxins and petroleum products.

         (d) "Property" means the property described in Exhibit A attached hereto, including the soil, surface water, ground water, air and improvements on, beneath or above such property.

         2. Indemnitors hereby agree to indemnify, defend and hold Northwestern and its trustees, officers, policyholders, employees and agents (collectively, the "Indemnified Parties") harmless from and against any and all damages, liabilities, losses, costs and expenses, including reasonable attorneys' fees, (collectively, "Damages") suffered or incurred by any of the Indemnified Parties as a result of any Environmental Activity or Condition which would not have been suffered or incurred if Northwestern had not made the Loan; provided, however, the Indemnitors shall not be liable to the Indemnified Parties for any Damages to the extent such Damage arise as a result of any gross negligence or willful misconduct of the Indemnified Parties. The liability of Indemnitors as set forth in the preceding sentence includes, without limitation, the following:

         (a)  Any  costs  of,  or  liability  for,  investigation,   cleanup  or
         remediation of environmental damage;

         (b)  Any   damages   resulting   from  the   diminution   in  value  or
         unmarketability of the Property or any other property;

         (c) Any consequential or punitive damages suffered or incurred by any of the Indemnified Parties;

         (d) Any fines, penalties, assessments, judgments or other liabilities resulting from any claim, judgment or finding concerning the violation of any Environmental Law;

         (e) Any amounts expended by any of the Indemnified Parties in good faith to settle or compromise any claim or allegation of liability covered by this Agreement.

The liability of Indemnitors hereunder shall continue, without reduction or change, upon and subsequent to Northwestern becoming owner of the Property through foreclosure, deed-in-lieu of foreclosure or otherwise, excepting only
Damages resulting from actions taken either by Northwestern, by successive owners of the Property or by those contracting with Northwestern or any successive owner subsequent to Northwestern becoming owner of the Property; provided, however, that Indemnitors shall nonetheless be responsible for the actions of any party investigating or cleaning up Hazardous Substances, whether or not contracted for by Northwestern, if Indemnitors are otherwise liable hereunder or otherwise for such investigation or clean up. The liability of Indemnitors hereunder shall not be reduced or otherwise affected by any Environmental Activity or Condition occurring or existing prior to Northwestern becoming owner of the Property even if caused in whole or part by a predecessor



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in title,  tenant,  trespasser or other third  person,  whether on or off of the
Property. As between Indemnitors and the Indemnified Parties, the agreements by Indemnitors hereunder shall override and be in lieu of any statutory, regulatory or common law prescriptions for liability, contribution or cost sharing.

         3. The liability of Indemnitors under this Environmental Indemnity Agreement (i) shall not be subject to any limitations on liability set forth in any of the documents evidencing the Loan and (ii) shall be an unsecured obligation of Indemnitors to each of the Indemnified Parties, notwithstanding the terms of the Lien Instrument or any other agreement.

         4. Without limitation except as provided below following clause (e) of this section 4, the obligations and liability of any Indemnitor under this Environmental Indemnity Agreement shall in no way be waived, released, discharged, reduced, mitigated or otherwise affected by:

         (a) The repayment of the Loan and/or the satisfaction or release of the Lien Instrument; or

         (b) Any neglect, delay or forbearance of Northwestern in demanding, requiring or enforcing payment of the indemnity due hereunder; or

         (c) The receivership, bankruptcy, insolvency or dissolution of any Indemnitor or any affiliate thereof; or

         (d) Any sale or refinancing of, or other transactions related to, the Property by Borrower or Northwestern; or

         (e) Any of the Indemnitors transferring or divesting any or all of his, her or its estate, right, title or interest in or to the Property or any interest in any entity.

         Notwithstanding anything in this Indemnity Agreement to the contrary, this Indemnity Agreement shall terminate and be of no force and effect (except as to claims for Damages asserted prior to such date) on the earlier of (i) the date two years after the earlier of (1) Northwestern having received repayment in full of the Loan other than through acquisition of the Property by Northwestern, and (2) a person or entity other than Northwestern or one of its affiliates having become owner of the Property, and (ii) the date when any right to bring a claim for Damages expires under applicable law.

         5. Without limiting the other provisions hereof, in the event any claim (whether or not a judicial or administrative action is involved) is asserted against any of the Indemnified Parties with respect to any Environmental Activity or Condition, Northwestern shall have the right to select the engineers, other consultants and attorneys for the defense of the Indemnified Parties but not for the Indemnitors, to determine the appropriate legal strategy for such defense and to compromise or settle such claim solely as to the Indemnified Parties and not with respect to any claim as it relates to the Indemnitors, all in Northwestern's discretion, and Indemnitors shall be liable to Northwestern in accordance with the terms hereof for all Damages suffered or incurred by Northwestern in this regard.

         6. Without limiting the other provisions hereof, if Northwestern acquires legal possession and/or title to the Property and Northwestern becomes aware of any Environmental Activity or Condition for which Indemnitors may have liability in accordance with the other provisions of this Environmental Indemnity Agreement, whether or not a claim is asserted against Northwestern or any of the other Indemnified Parties, Northwestern shall have the right to take such action as Northwestern shall deem reasonably necessary, in Northwestern's discretion, to protect health, safety and property values and to minimize the probability or extent of liability to Northwestern and the other Indemnified Parties, including, without limitation, investigation and/or cleanup, and Indemnitors shall be liable to Northwestern in accordance with the terms hereof for all Damages suffered or incurred by Northwestern in this regard.

         7.  The liability of Indemnitors shall be joint and several.

         8. No action or proceeding brought or instituted under this Environmental Indemnity Agreement and no recovery made as a result thereon shall be a bar or defense to any further action or proceeding under this Environmental Indemnity Agreement.

         9. Subject to the termination of this Indemnity Agreement in accordance with section 4 hereof, the covenants, agreements, indemnities, terms and conditions contained in this Environmental Indemnity Agreement shall, extend to, and be binding upon, Indemnitors and its successors and assigns, and shall inure to the benefit of, and may be enforced by, Northwestern or any of the other Indemnified Parties and its and their successors and assigns.

         10. Each provision of this Environmental Indemnity Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Environmental Indemnity Agreement shall be prohibited, invalid or ineffective under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Environmental Indemnity Agreement.

         11. Indemnitors shall reimburse Northwestern and the other Indemnified Parties for all reasonable attorneys' fees and expenses incurred in connection with the enforcement of the Indemnified Parties' rights under this Environmental Indemnity Agreement, including those incurred in any case, action, proceeding, claim under the Federal Bankruptcy Code or any successor statute.

         12. As additional assurance for the timely performance of the obligations of Indemnitors hereunder, each Indemnitor hereby assigns to Northwestern any rights such Indemnitor may have against any other person or entity (including, without limitation, any present, future or former owners, tenants or other occupants or users of the Property or any portion thereof) relating to the matters covered by this Environmental Indemnity Agreement.

         13. Each Indemnitor agrees that it shall have no right of contribution or subrogation against any other Indemnitor hereunder unless and until all obligations of Indemnitors hereunder have been satisfied. Each Indemnitor further agrees that, to the extent that the waiver of its rights of subrogation and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation or contribution such Indemnitor may have shall be junior and subordinate to the rights of Northwestern against any Indemnitor hereunder.

         14. No consent by any Indemnitor shall be required for any assignment or reassignment of the rights of Northwestern hereunder to one or more purchasers of the Loan or the Property or any portion of either.

         IN WITNESS WHEREOF, the undersigned Indemnitors have executed this Environmental Indemnity Agreement as of the day and year first above written.
                                                              Indemnitors


                                                              By:

                                    EXHIBIT G
                          FORM OF ESTOPPEL CERTIFICATE
                                                                        Loan No.
Premises

Lease dated
between                                                                , Lessor,

and                                                                    , Lessee,

commencing                                                            , 19     .

         The undersigned, the tenant under the above Lease, hereby certifies to The Northwestern Mutual Life Insurance Company, the holder of proposed holder of a Lien Instrument upon the above premises;

         1) that said Lease is presently in full force and effect and unmodified except as indicated at the end of this certificate*;

         2) that the undersigned has accepted possession of said premises and that any improvements required by the terms of said Lease to be made by the lessor have been completed to the satisfaction of the undersigned;

         3) that no rent under said Lease has been paid more than 30 days in advance of its due date;

         4) that the address for notices to be sent to the undersigned is as set forth in said Lease, or set forth below; and

         5) that the undersigned, as of this date, has no charge, lien or claim of set off under said Lease or otherwise, against rents or other charges due or to become due thereunder.

         The undersigned further agrees with The Northwestern Mutual Life Insurance Company that from and after the date hereof, the undersigned will not seek to terminate said Lease by reason of any act or omission of the landlord until the undersigned shall have given written notice of such act or omission to The Northwestern Mutual Life Insurance Company, 720 E. Wisconsin Avenue, Milwaukee, WI 53202, Attn: Treasurers Department - Real Estate Systems and Operations (or to such other address subsequently furnished to the undersigned) and until a reasonable period of time shall have elapsed following the giving of such notice, during which period such holder shall have the right, but shall not be obligated, to remedy such act or omission. Dated:

Address:

*Lease modifications, if any, to be listed here:

LP-330.10 (9/91)
(ID-RECONSTR-4)